Exhibit 99.(a)(11)

CERTIFICATE

The undersigned hereby certifies that she is the Secretary of Morgan Stanley Select Dimensions Investment Series (the “Trust”), an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, that annexed hereto is an Amendment to the Declaration of Trust of the Trust adopted by the Trustees of the Trust on October 28, 2004, as provided in Section 9.3 of the said Declaration, said Amendment to take effect on November 1, 2004, and I do hereby further certify that such amendment has not been amended and is on the date hereof in full force and effect.

Dated this 28th day of October, 2004.

/s/ Mary E. Mullin
Mary E. Mullin
Secretary

AMENDMENT

Dated:	October 28, 2004

To be Effective:	November 1, 2004

TO

MORGAN STANLEY SELECT DIMENSIONS INVESTMENT

SERIES

DECLARATION OF TRUST

DATED

JUNE 2, 1994

Amendment dated October 28, 2004 to the Declaration of Trust (the “Declaration”) of Morgan Stanley select Dimensions Investment Series (the “Trust”) dated June 2, 1994.

WHEREAS, the Trust was established by the Declaration on the date hereinabove set forth under the laws of the Commonwealth of Massachusetts; and

WHEREAS, the Trustees of the Trust have deemed it advisable to change the name of the Value-Added Market Portfolio of the Trust to the “Equally-Weighted S&P 500 Portfolio,” such change to be effective on November 1, 2004;

NOW, THEREFORE:

1.               The Declaration is hereby amended so that the Value-Added Market Portfolio is hereby designated the “Equally-Weighted S&P 500 Portfolio.”

2.               The Trustees of the Trust hereby reaffirm the Declaration, as amended, in all respects.

3.               This Amendment may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

[Executed in counterparts]

IN WITNESS THEREOF, the undersigned, the Trustees of the Trust, have executed this instrument this 28th day of October 2004.

/s/ Michael Bozic	/s/ Charles A. Fiumefreddo
Michael Bozic, as Trustee and not individually c/o Kramer Levin Naftalis & Frankel LLP Counsel to the Independent Trustees 919 Third Avenue New York, NY	Charles A. Fiumefreddo, as Trustee and not individually c/o Morgan Stanley Trust Harborside Financial Center, Plaza Two Jersey City, NJ

/s/ Edwin J. Garn	/s/ Wayne E. Hedien
Edwin J. Garn, as Trustee and not individually c/o Summit Ventures LLC One Utah Center 201 South Main Street Salt Lake City, UT	Wayne E. Hedien, as Trustee and not individually c/o Kramer Levin Naftalis & Frankel LLP Counsel to the Independent Trustees 919 Third Avenue New York, NY

/s/ James F. Higgins	/s/ Manuel H. Johnson
James F. Higgins, as Trustee and not individually c/o Morgan Stanley Trust Harborside Financial Center Plaza Two Jersey City, NJ	Dr. Manuel H. Johnson, as Trustee and not individually c/o Johnson Smick International, Inc. 2099 Pennsylvania Avenue, N.W. Suite 950 Washington, D.C.

/s/ Joseph J. Kearns	/s/ Michael E. Nugent
Joseph J. Kearns, as Trustee and not individually c/o Kearns & Associates LLC 23852 Pacific Coast Highway Malibu, CA	Michael E. Nugent, as Trustee and not individually c/o Triumph Capital, L.P. 445 Park Avenue New York, NY

/s/ Fergus Reid
Fergus Reid, as Trustee and not individually c/o Lumelite Plastics Corporation 85 Charles Colman Blvd. Pawling, NY